EXHIBIT 10.1

MATERIAL SUPPLY AGREEMENT

This Agreement is made and entered into and effective as of November 2, 2009 (the “Effective Date”) by and between Johnson Matthey Inc., a Pennsylvania corporation (“JMI”) and KemPharm, Inc., an Iowa corporation, with corporate headquarters located at 7 Hawkeye Drive Suite 103 North Liberty, IA 52317 (“Company”). This Agreement may be referenced in orders and other correspondence related hereto as Agreement No. 656

WITNESSETH:

WHEREAS, Company is in the business of developing, manufacturing and marketing pharmaceutical products and Company wishes to develop and file with the U.S. Food and Drug Administration new drug applications (“NDA” as further defined hereinbelow) for drug products containing active pharmaceutical ingredient (“API” as further defined hereinbelow), and upon approval of such application(s), Company will manufacture and market product containing such API to be exclusively supplied by JMI (“Product” as further defined hereinbelow) in the United States of America and its Territories (the “Territory”); and

WHEREAS, JMI is in the business of, among other things, developing, manufacturing and marketing raw materials, and JMI wishes to supply Company with all of Company’s requirements of API for Product subject to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1. Definitions

“Act” means the Federal Food, Drug and Cosmetic Act of 1938, including any amendments thereto and all regulations promulgated thereunder.

“Additional Royalty” has the meaning provided in Section 4(a)(ii).

“Affiliate” means, with respect to a party hereto, any person or entity directly or indirectly controlling, controlled by or under common control with, such party, with “control” meaning the ownership or control, directly or indirectly, of at least fifty percent (50%) of the voting equity of such party or person, or possession of the power to direct or cause the direction of the management and policies of such party, person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Annual Gross Sales” has the meaning provided in Section 4(a)(i)

“API” means an active pharmaceutical ingredient which is an ester of hydrocodone or any derivatives consisting or comprising of KP201 and/or any analogues thereof, and their salt form(s) including those salt form(s) subsequently selected pursuant to
Section 2(b).

1.

[*] = Certain confidential information contained in this document, marked by [*], is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“API Manufacturing Cost” means JMI’s fully allocated cost of manufacturing the API for the Product calculated in accordance with GAAP on a consistently applied basis, including but not limited to costs of direct materials, direct labor and manufacturing overheads expended in the production, packaging, quality control and assurance, and regulatory compliance of the API.

“API Specifications” has the meaning provided in Section 9(a).

“Bankruptcy Law” has the meaning provided in Section 6(d).

“Calendar Quarter” means any of the three-month periods beginning January 1, April 1, July 1 and October 1 of any calendar year during the term of this Agreement.

“Calendar Year” means any of the twelve-month periods beginning January and ending December 31 of any year during the term of this Agreement.

“cGMP” means current Good Manufacturing Practices established by the FDA, as amended from time to time.

“Commercially Reasonable Efforts” means efforts and resources equivalent to those normally employed by a reasonable third party in the pharmaceutical industry, when exercising reasonable business practice and judgment, to diligently develop, manufacture, procure requisite regulatory approvals, market and/or distribute a product of similar market potential at a similar stage in its product life, taking into account the establishment of the Product in the Marketplace, the number of competitors supplying products competing in the Marketplace, the conditions or prospects of regulatory approval, the profitability of the Product and other relevant factors

“Commercial Launch” means the first arm’s length transaction by Company with a third-party for the commercial sale of the Product after NDA Approval is received.

“Company” means KemPharm, Inc., a corporation, with corporate headquarters located at 7 Hawkeye Drive Suite 103, North Liberty, IA 52317.

“Company Shares” has the meaning provided in Section 2(c).

“Confidential Information” means or includes (i) any information or data owned or licensed by a party hereto which such party treats as proprietary and confidential, including, but not limited to, data, documents, trade secrets, methods, processes, techniques, know-how, show-how and scientific and business information, which information or data is exchanged between the parties pursuant to this Agreement or in contemplation of the transactions contemplated hereby, and (ii) any and all business and technical information or data that are developed pursuant to this Agreement.

“DEA” means the United States Drug Enforcement Administration and any successor agency thereto.

“DMF” means a drug master file or any supplement thereto for API filed by JMI with the FDA pursuant to the Act.

“Effective Date” means the effective date of this Agreement first written above.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

2.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Firm Quarter” has the meaning provided in Section 3(b).

“FOB” means Free on Board.

“GAAP” means generally accepted accounting procedures in effect at the time of application in the United States of America.

“Gross Sales” means, with respect to Product, the total amount invoiced for sales of such Product in the Territory by Company and its Affiliates and licensees to an independent third party in bona fide, arms-length transactions.

“Initial Term” has the meaning provided in Section 6(a).

“JMI” means Johnson Matthey Inc., a Pennsylvania corporation having a place of business at 2003 Nolte Dr., West Deptford, NJ 08066.

“KP201” means the Company’s KP201 conjugate technology related to hydrocodone.

“Marketplace” means the market for the commercial sale of narcotic analgesic pharmaceutical drug products in the Territory.

“Minimum Royalty” has the meaning provided in Section 4(a).

“NDA” means a new drug application for Product to be filed by Company with the FDA as provided in Section 2(a).

“NDA Approval” means the approval by the FDA of the Product for sale and marketing following completion of the regulatory approval process for the NDA.

“Net Profits” means, with respect to Product, the Gross Sales of the Product less: (i) distribution fee, (ii) Product Manufacturing Costs paid by Company, (iii) accrued customary trade, cash and quantity discounts, (iv) accrued rebates, adjustments and allowances, including those for rejections, recall, returns, and floor stock adjustments, (v) accrued Medicaid and other federal or state rebates, chargebacks and similar items, (vi) if included in the aggregate gross invoice price of such Product, sales or excise taxes (including any such tax as a value added tax or similar tax or charge), and (vii) freight and insurance on shipment of such Product, each such reduction calculated in accordance with GAAP consistently applied.

“PPI” means the Producer Price Index determined from Table VI of the Producer Prices and Price Index, commodity code 063 for drugs and pharmaceuticals, United States Bureau of Labor Statistics (or if discontinued such equivalent index as is mutually agreed to by the parties).

“Product” means the pharmaceutical drug product containing API which is the subject of the NDA.

“Product Manufacturing Costs” means the fully allocated cost of formulating and manufacturing the Product calculated in accordance with GAAP on a consistently applied basis, including but not limited to costs of direct materials, direct labor and manufacturing overheads expended in the production, packaging, quality control and assurance, and regulatory compliance of the Product.

“Renewal Terms” has the meaning provided in Section 6(a).

3.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Royalty” has the meaning provided in Section 4(a).

“Term” means the Initial Term and any Renewal Term(s) of this Agreement.

“Territory” has the meaning provided in the First Recital above.

ARTICLE 2. Development and Development Costs

a) Company shall use Commercially Reasonable Efforts to develop, prepare and submit for approval an NDA with the FDA and perform all related development activities up to and including receiving NDA Approval in conformity in all material respects with all applicable federal, state and local laws, regulations, orders and ordinances pertinent thereto.

Company will be responsible for manufacturing of the Product submission batches and satisfactory submission thereof to the FDA for the NDA submission. For the avoidance of doubt, Company shall be the sole owner of KP201, the Product, and the NDA and shall be responsible for managing the regulatory approval process with respect to the NDA, including handling all quality assurance decisions with respect to approving the Product for commercial sale, recalls and all other product compliance issues with respect to the Product. With respect to KP201, the Product, and any inventions which Company solely owns, Company shall be the sole owner of, and solely responsible for the preparation, filing, prosecution and maintenance of, any and all existing and/or hereinafter filed or issued patents, including continuations and substitute applications thereof, and all foreign counterparts thereof, at Company’s sole expense.

Company shall keep JMI informed of the progress of the prosecution of the NDA. Upon receipt of written or oral communications from the FDA or any other regulatory authority relating to the Product and the Product’s NDA, Company shall notify JMI and provide a copy of any written communication as requested as soon as reasonably practicable but in no case more than fourteen (14) business days from the receipt thereof.

b) Subject to JMI receiving the necessary DEA quota, JMI shall use Commercially Reasonable Efforts to provide the following development services:

Phase 1:	JMI will deliver to Company [*] each of API in [*] forms, to be reasonably determined by Company;

Phase 2:	Upon Company’s selection and written notification to JMI of the desired [*] form of the API, JMI will scale and optimize the process for commercial production; and

Phase 3:	Upon completion of Phase 2, JMI will prepare and ship to Company [*] of cGMP API in the [*] form selected during Phase 2. The parties anticipate the shipment of such [*] cGMP API will be approximately [*] from the Effective Date, but in no event shall such shipment be earlier than [*] from the date on which Company notifies JMI of the selected [*] form of the API in Phase 2.

c) In consideration of the development work provided by JMI pursuant to Article 2(b), and the provision of research and development quantities of API to Company by JMI hereunder, Company shall issue to JMI 564,516 shares of the Company’s Class A common stock (the “Company Shares”) upon completion of Phase 3 as defined in Section 2(b). The determination of the Company’s Shares is based on the investment described in the first sentence of this Section 2(c) having a value of $[*] at a per share price of $[*]. Prior to the Company’s issuance of the Company Shares to JMI, JMI shall execute a subscription agreement substantially in the form attached hereto as Exhibit C.

4.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

d) JMI shall use Commercially Reasonable Efforts to develop reference standards, impurities, applicable validated analytical methods, and stability profiles for the API in conformity in all material respects with all applicable federal, state and local laws, regulations orders and ordinances pertinent thereto.

e) JMI shall prepare and submit to the FDA the DMF and maintain, amend, update and supplement such DMF as required by the FDA in order for an NDA which incorporates the DMF by reference to receive NDA Approval. During the Term JMI shall grant to Company exclusive access to the DMF for reference in connection with Company’s NDA, and JMI shall file with the FDA such written authorizations as may be reasonably necessary in order to permit such access.

f) Subject to receiving the necessary DEA quotas, the parties will endeavor to meet the NDA development timelines provided in Exhibit A.

g) JMI shall use Commercially Reasonable Efforts to support Company’s preparation, filing, prosecution and maintenance of the NDA.

h) Upon receiving NDA Approval, Company shall use Commercially Reasonable Efforts in its Commercial Launch of the Product in accordance with all specifications set forth in the regulatory filings applicable to the Product.

ARTICLE 3. Purchase and Sale of API

a) During the Term Company agrees to purchase from JMI one hundred percent (100%) of Company’s requirements of the API for the Product in the Territory, subject to the provision of Section 3(h), and JMI shall satisfy such requirements by selling directly to Company such API in accordance with the forecasting provisions in Section 3(b). JMI shall not supply any third party in the Territory with API during the Term.

b) Unless otherwise mutually agreed in writing, at least [*] in advance of Company’s Commercial Launch hereunder, Company shall provide JMI with a [*] month estimate, by Calendar Quarter, of its requirements of such API. [*] days prior to the start of each Calendar Quarter (the “Firm Quarter”), the forecast for such quarter shall become a binding order, which, for record purposes only, Company shall provide JMI with a purchase order. Prior to the aforementioned [*] day, Company may modify its forecast for a Firm Quarter by no more than [*] from the last estimate for such Firm Quarter unless otherwise mutually agreed upon by both parties by providing written notice of such modification to JMI. Moreover, at least [*] days in advance of the Firm Quarter, Company shall update its estimates for the [*] Calendar Quarters succeeding the Firm Quarter and JMI shall be entitled to rely on the forecast for the [*] in such rolling forecast for the purpose of obtaining the necessary raw materials for the manufacture of such API.

For example and for illustration purposes only, if Company desires that Commercial Launch of Product begins on [*], Company shall provide to JMI no later than [*], a forecast of the quantities required for the calendar quarters beginning on [*]. On [*], the forecast for the quarter beginning on [*] (the Firm Quarter in this example), will become a binding order, and Company will provide JMI with an updated forecast of the quantities required for the calendar quarters beginning on [*].

5.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Additionally, Company will provide JMI with DEA-222 and Certificate of Available Quota forms in proportion to such forecasts not less than ten (10) days prior to any requested delivery date. If so requested by Company and subject to Article 5, JMI will use Commercially Reasonable Efforts to supply Company with API in excess of any estimates or forecasts, provided that failure to provide such excess amounts shall not be deemed to be a breach of this Agreement.

c) For the initial order of API to be used for commercial sale of the Product, the parties will agree on the forecast, including shipment schedules, at the earliest practicable time and JMI will use Commercially Reasonable Efforts to supply such API as specified in that order. Batch sizes for lots to be used for submission in Company’s NDA will be defined by the Company, subject to JMI’s agreement, during the validation process, but shall not be less than one-half of the entire batch size required for the completion of the validation process.

d) API shall be shipped FOB JMI’s West Deptford plant, packed in accordance with DEA and United States Department of Transportation requirements for interstate shipment. JMI shall ship the quantity of API ordered by Company in accordance with the delivery instructions set forth in each purchase order and mutually agreed prior to shipment. In the event Company is unable for any reason to supply the necessary DEA Certificate of Available Quota form prior to the requested delivery date, Company shall pay for such Product which will be held by JMI at Company’s risk of loss pending receipt of the appropriate Quota form from Company.

e) Excepting quantity orders, the terms and conditions contained in any purchase order, acknowledgment and invoice issued by either party in connection with this Agreement shall be void and of no effect.

f) JMI shall produce API in conformance with the applicable API Specifications set forth at Exhibit B. If the FDA modifies the API Specifications as a condition for obtaining NDA Approval and Company so notifies JMI in writing, JMI shall use Commercially Reasonable Efforts to perform its obligations under this Agreement at no additional cost to Company; provided that in the event that the Specifications are changed in a manner that results in increased costs to JMI, the parties shall negotiate in good faith a price increase to be reflected in the API Manufacturing Cost that is commensurate with the cost increase.

g) Except with respect to JMI’s responsibility in connection with the DMF as provided in Section 2(e), Company shall be responsible for all regulatory and commercial activities related to Product, including without limitation, performing quality assurance testing and stability testing, maintaining adverse drug information, complaints and annual reports, so that the Product conforms to all applicable federal, state and local laws, regulations orders and ordinances.

h) Upon Commercial Launch of the Product, JMI shall identify and qualify an alternative site of JMI or its Affiliates to serve as a secondary supplier of API, subject to the approval of Company, which approval shall not be unreasonably withheld. In the event JMI is unable to qualify a secondary supplier, Company may qualify a secondary supplier to provide no greater than [*] of the API for each Calendar Year; provided, however, that in the event JMI is unable to satisfy Company’s requirements, then: (i) Company may purchase from such secondary supplier [*], and (ii) JMI shall [*], if any, [*] the secondary supplier [*] so long as JMI consents to the [*] such secondary supplier, which consent shall not be unreasonably withheld, and Company does not include the [*] in the calculation of [*] for purposes of calculating the [*]. For the avoidance of doubt, all [*] calculations will be based on [*] and will be [*].

6.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 4. Price and Payment

a) Royalty: During the Term Company will pay JMI a royalty on Net Profits. The total royalty shall be calculated as the Minimum Royalty (defined below) plus the Additional Royalty (defined below). The Minimum Royalty and Additional Royalty are collectively referred to as the “Royalty” or “Royalties”.

i) Minimum Royalty: JMI will provide Company, free of charge, any API which is delivered for use prior to the completion of the Product’s validation process. In consideration thereof, during the Term, Company shall pay JMI a minimum royalty on the Net Profits of the Product sold in each Calendar Quarter in accordance with the following tiered royalty rate based on the Gross Sales of the Product for such Calendar Year (“Annual Gross Sales”) (the foregoing royalty hereinafter the “Minimum Royalty”):

Annual Gross Sales (in USD) of the Product	Royalty Rate on Net Profits
For the First $[*]	[	*]%

From Greater than $[*] up to and including $[*]	[	*]%

From $[*] to $[*]	[	*]%

From $[*] or greater	[	*]%

For clarification and illustration purposes only, calculation of Minimum Royalty will be based on the following examples: the Minimum Royalty rate on Net Profits will be [*]% until cumulative sales reach $[*] USD after which time the Minimum Royalty rate will fall to the second tier i.e. [*]%; for example if the Gross Sales of the Product in the first three months of a Calendar Year were $[*], $[*], and $[*] respectively, the Minimum Royalty would be calculated as [*]% of Net Profits from the first $[*] of Annual Gross Sales plus [*]% of Net Profits from the next $[*] in Annual Gross Sales. If the cumulative Net Profit in any Calendar Quarter is a negative figure (a “Net Loss”), then for purposes of calculating the Minimum Royalty, such Net Loss shall be carried forward and offset against a subsequent Calendar Quarter’s Net Profit; provided, however, that a Net Loss for any given Calendar Quarter cannot be carried forward beyond the [*] immediately following consecutive Calendar Quarters for purposes of calculating the Minimum Royalty for the subsequent Calendar Quarters.

ii) Additional Royalty: Subject to Section 4(a)(iii), JMI will provide Company, free of charge, any API which is delivered during the period of time occurring immediately after the completion of the validation process and continuing until API is delivered for use in Company’s Commercial Launch. In consideration thereof, notwithstanding payment of the Minimum Royalty, Company shall pay JMI an additional royalty on the Net Profits of the Product sold in each Calendar Quarter in accordance with the following tiered royalty rate based on the Annual Gross Sales of the Product in such Calendar Year (“Additional Royalty”):

Annual Gross Sales (in USD) of the Product	Royalty Rate on Net Profits
For the First $[*]	[	*]%

From Greater than $[*] up to and including $[*]	[	*]%

From $[*] or greater	[	*]%

7.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

For clarification and illustration purposes only, calculation of Additional Royalty will be based on the following examples: the Additional Royalty rate on the Net Profits will be [*]% until cumulative sales reach $[*] USD after which time the Additional Royalty rate will fall to the second tier i.e. [*]%; for example if the Annual Gross Sales of the Product in the first three months of a Calendar Year were $[*], $[*] and $[*], respectively, the Additional Royalty would be calculated as [*]% of Net Profits from the first $[*] of Annual Gross Sales plus [*]% of Net Profits from the next $[*] in Annual Gross Sales. For purposes of calculating the Additional Royalty, a Net Loss during any Calendar Quarter shall be carried forward and offset against a subsequent Calendar Quarter’s Net Profit; provided, however, that a Net Loss for any given Calendar Quarter cannot be carried forward beyond the [*] immediately following consecutive Calendar Quarters for purposes of calculating the Additional Royalty for the subsequent Calendar Quarters.

(iii) After the completion of the validation process relating to the API, JMI and Company may negotiate and agree, in the form of a written addendum to the Agreement, upon a price per unit which Company shall pay JMI, in lieu of the Additional Royalty, for any API which is delivered during the period of time occurring immediately after the completion of the validation process and continuing until API is delivered for use in Company’s Commercial Launch. If the parties so agree, Company will pay the agreed price per unit for such API and will not pay the Additional Royalty to JMI. If the parties cannot agree on such a price per unit of API, JMI will supply such API to Company free of charge and Company will pay Additional Royalty to JMI, pursuant to Section 4(a)(ii). Nothing in this Section 4(a)(iii) affects the required payment of the Minimum Royalty pursuant to Section 4(a)(i).

iv) Sales by Company to its Affiliates shall be made and, for purposes of the calculation of Annual Gross Sales and Net Profits, shall be deemed third party transactions and shall be deemed to have been made, if not actually made, at the price Company would have charged an unaffiliated buyer in an arm’s length transaction of similar size and scope.

b) Price of API for Commercial Use by Company. Beginning with API delivered for use in Company’s Commercial Launch and continuing until the expiration or termination of the Initial Term and Renewal Terms, if any, JMI will supply API for a price equal to the API Manufacturing Cost, subject to the following: The parties hereto acknowledge and agree that as of the Effective Date, JMI is unable to establish the API Manufacturing Cost. Therefore, the parties agree that after the completion of the Product’s validation process and as soon as Commercially Reasonable Efforts permit, JMI will begin to compute the API Manufacturing Cost. Any Calendar Year-to-year increase in the API Manufacturing Cost in excess of the applicable PPI shall require the good faith negotiation and mutual agreement of the parties. JMI shall maintain true and accurate records, files and books of account containing all data reasonably required for the full computation and verification of the API Manufacturing Cost for each Calendar Quarter during the term of the Agreement. Such books and records shall be in accordance with GAAP consistently applied and shall be kept separate from records, files and books of account not pertaining solely to the API. JMI shall permit Company, or at JMI’s option, a mutually agreed independent auditor, at Company’s expense, to independently audit the API Manufacturing Cost.

c) Company shall pay all invoices from JMI for API pursuant to Sections 4(a)(iii) and 4(b) in full within [*] days after the date of the invoice in the form of a wire, check or money order. Company shall pay JMI any Royalties due under Section 4(a) within [*] days after the end of each Calendar Quarter in which Product is sold by Company and Net Profits resulting from such sales are greater than zero in the form of wire, check or money order (or other method of payment approved by JMI in writing). Company will make and retain for a period of [*] years following the termination of this Agreement true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of Net Profits and Royalties on the Product for each Calendar Year occurring during the term of the Agreement. Such books and records shall be maintained in accordance

8.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

with GAAP consistently applied and shall be kept separate from records, files and books of account not pertaining solely to the Product. Company shall permit JMI or, at Company’s option, a mutually agreed independent auditor, at JMI’s cost and expense, to inspect relevant books and records during regular business hours upon not less that fourteen (14) business days written notice.

d) A charge of [*] per month, or the maximum amount permitted by law, whichever is less, shall be due on any amounts due under Section 4(b) which are more than [*] days past due. Company shall be responsible for any duty, sales, use, excise or other tax applicable (except income taxes) to the sales of API by JMI to Company.

ARTICLE 5. DEA Quota and Supply Conditions

a) The parties expect that both the Product and the API will be scheduled under the Federal Controlled Substances Act. JMI and Company are required to obtain a quota from the DEA before producing the Product or the API. Such quotas are limited; therefore, each of the parties shall use its Commercially Reasonable Efforts to obtain DEA quotas for the Firm Quarter requested by Company, and to cooperate with the other party to obtain sufficient quotas.

b) Each party’s obligation hereunder is subject to obtaining the necessary DEA quota. Except as provided in Section 3(f), neither party shall be liable to the other for that quantity of Product or API which the other party is unable to supply or take as a result of failure to obtain a DEA quota, provided that each party has used Commercially Reasonable Efforts to obtain sufficient DEA quota.

ARTICLE 6. Term

a) This Agreement shall become effective as of the Effective Date and shall continue in force i) in the event Company obtains a valid and enforceable patent relating to KP201 and/or the API, until the later of the earliest date on which all of the Company’s rights in all such patents have expired or the tenth (10th) anniversary of the date on which the Commercial Launch occurs, or ii) in the event the Company does not obtain a valid and enforceable patent on KP201 or the API, for a period of five (5) years following Commercial Launch of the Product (in either case of (i) or (ii) being applicable, the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically continue in force thereafter for subsequent renewal periods of two (2) years (“Renewal Terms”) unless and until terminated at the expiration of the Initial Term or any Renewal Term by either party providing not less than twelve (12) months written notice prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

b) Notwithstanding the foregoing, the Term shall terminate upon the unanimous written consent of the parties.

c) In the event of a material breach of this Agreement by a party and subject to Article 13, the other party shall have the right to deliver a written notice of breach to the defaulting party. If such breach is not cured within [*] days after delivery of such notice, the nondefaulting party, at its sole option, may terminate the term of this Agreement at any time by delivery of written notice of termination to the defaulting party; provided, however, if the breach cannot reasonably be cured despite Commercially Reasonable Efforts within a [*] day period, then the cure period shall be extended for no more than an additional [*] day period, provided the defaulting party continues to make Commercially Reasonable Efforts to cure the breach.

d) In the event that a party shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Federal, state or local bankruptcy, insolvency, liquidation, receivership

9.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

or similar law (a “Bankruptcy Law”), (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, the other party, at its sole option, may terminate the Term at any time by delivery of written notice of termination to the party subject to such event.

e) In the event that a party shall be subject to the commencement of any involuntary proceeding or the filing of any involuntary petition in a court of competent jurisdiction seeking (i) relief in respect of such party or of a substantial part of its property or assets under any Bankruptcy Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, or similar official for such party or for a substantial part of its property or assets or (iii) the winding-up or liquidation of such party, and such proceeding or petition shall continue undismissed for [*] days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for [*] days, the other party, at its sole option, may terminate the Term at any time by delivery of written notice of termination to the party subject to such event.

f) Termination for default or breach hereunder or for any other reason shall have no effect on performance obligations or amounts to be paid which have accrued up to the effective date of such termination. Articles 8, 9, 10, 11 and 15, Section 2(c), and this Section 6(f) shall indefinitely survive the expiration or other termination of this Agreement.

ARTICLE 7. Assignment or Transfer of Interest

Neither party shall directly or indirectly sell, assign or transfer any part or all of its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a change in control of a party shall not be deemed to constitute a transfer of such party’s interest. Notwithstanding the foregoing, JMI may, with the prior approval of Company, transfer its interest to an Affiliate of JMI if such Affiliate is a qualified manufacturer. Subject to the first sentence of this Article 7, in the event Company sells or transfers its NDA to the Product, this Agreement shall also be assigned to the purchaser or transferee and become an obligation of the subsequent NDA holder.

ARTICLE 8. Confidentiality

The parties hereto agree that their obligations to maintain the confidentiality of the Confidential Information shall be not less than the obligations described in the Confidentiality Agreement by and among JMI and Company dated November 28, 2009, a copy of which is attached hereto as Exhibit D, notwithstanding that such agreement may have been terminated prior to the termination of the confidentiality obligations under this Agreement. The confidentiality obligations under this Agreement shall remain in full force and effect during the Term and shall continue for [*] years beyond the expiration or termination of this Agreement.

ARTICLE 9 Warranties and Limitations

a) JMI warrants that the API supplied to Company hereunder will conform at the time of shipment from JMI’s West Deptford, New Jersey plant to the specifications described in Exhibit B attached hereto (the “API Specifications”), as the API Specifications may from time-to-time be amended by mutual written agreement or as required by the FDA, other governmental body in the United States or the then current edition of the U.S. Pharmacopoeia.

10.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

b) JMI warrants to Company that JMI has not caused, as of the date of each shipment hereunder of any articles subject to the provision of the Act, such article, when shipped from JMI’s West Deptford, New Jersey plant, to be adulterated or misbranded within the meaning of the Act or of any applicable state law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, or an article that may not, under the provision of Sections 404, 505, or 512 of the Act, be introduced into interstate commerce. Except as expressly stated in paragraphs a) and b) of this Article 9, JMI MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE API WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES.

c) JMI will provide Company together with each invoice the results of all assays required to be run under the API Specifications. Any shipment of API will be deemed accepted by Company no later than [*] days after receipt by Company or its designee of the API. If such shipment of API does not comply with the API Specifications, has been damaged prior to being provided to the carrier for shipment, or if there is a shortage in the quantity prior to being provided to the carrier for shipment, Company shall promptly notify JMI in writing, but, in any event, not later than [*] days after receipt. Company or its designee shall promptly return such API to JMI at JMI’s expense, or Company shall undertake such other response as is mutually agreed upon in writing by the parties. JMI shall have the right, but not the obligation, to retest the rejected API within [*] days after its return from Company. In the event that JMI disputes Company’s determination that API does not meet the API Specifications or has been damaged or is subject to a shortage in quantity, the parties shall meet to resolve, in good faith, such dispute; provided that written notice by JMI to Company of any such dispute must be made no later than [*] days after Company’s return of the API.

d) Upon return of any rejected API, and JMI’s agreement, or a final determination in accordance with this Agreement, that such API fails to comply with JMI’s limited warranty or has been damaged, JMI will replace the API at JMI’s cost and will resubmit to Company within [*] days of receipt of additional raw materials. COMPANY’S EXCLUSIVE REMEDY FOR BREACH OF WARRANTY SHALL BE DIRECT DAMAGES, AND JMI’s LIABILITY TO COMPANY FOR ANY AND ALL LOSSES OR DAMAGE FROM ANY CAUSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ALLEGED NEGLIGENCE, SHALL IN NO EVENT EXCEED THIS OBLIGATION TO REPLACE THE API AND RESUBMIT IT TO COMPANY, OR IN THE EVENT THAT JMI FAILS TO REPLACE THE API, THEN TO [*] FOR THE [*] A SECONDARY SUPPLIER; provided that JMI’s obligation to [*] for the [*] a secondary supplier is subject to the following conditions: (x) JMI consents to the [*] such secondary supplier, which consent shall not be unreasonably withheld, and (y) Company shall not include the [*] in the calculation of [*] for purposes of calculating the [*]. For the avoidance of doubt, all [*] calculations will be based on [*] and will be [*]. Notwithstanding the forgoing, if Company rejects three or more API shipments during any [*] consecutive month period, and JMI agrees, or a final determination is made, that each such shipment failed to comply with JMI’s limited warranty under this Article 9, then Company may find JMI to be in material breach and exercise its right under Section 6(c) to terminate the Agreement. JMI shall not be liable for, and Company assumes responsibility for, all personal injury and property damage resulting from the handling, possession, or use of the API following Company’s or its designee’s receipt of the API.

ARTICLE 10. Limitation on Liability

Any provision of this Agreement to the contrary notwithstanding, neither party will be liable to the other party for lost profits, production losses, special, incidental or consequential damages sustained directly by that party, whether such party’s claim is in contract, negligence, strict liability or otherwise.

11.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 11. Indemnification

a) Company agrees to indemnify and hold harmless JMI from all claims, demands, losses, liabilities, damages, and/or expenses (including, without limitation, attorneys fees) (“Liabilities”) which may be sustained or claimed against JMI arising out of the development, manufacture, making, handling, possession, use, offer for sale, sale, supply or import of the API for Product, except to the extent that such Liabilities arise or result from JMI’s liability under Section 11(b). The forgoing indemnity is subject to JMI promptly notifying Company in writing of all claims and threatened claims against JMI for which JMI may be entitled to indemnity hereunder. Company shall have the right to defend and/or settle any such claim and JMI shall give Company such defense. JMI shall have the right to participate in such defense at its cost.

b) JMI agrees to indemnify and save harmless Company from all Liabilities which may be sustained or claimed by third-parties against Company based on JMI’s negligence or willful misconduct, which causes API to fail to meet API Specifications, except to the extent of Company’s liability under Section 11(a,) provided however, JMI’s maximum liability under the Agreement shall not exceed, in the aggregate, [*] Dollars US. The foregoing indemnity is subject to Company promptly notifying JMI in writing of all claims and threatened claims against Company for which Company may be entitled to indemnity hereunder. JMI shall have the right to defend and/or settle any such claim, and Company shall give JMI such defense. Company shall have the right to participate in such defense at its cost.

c) JMI shall carry comprehensive general liability insurance, including insurance against claims for bodily injury or property damage, in an amount of not less than $[*] per occurrence and $[*] in the aggregate. Company shall carry comprehensive general liability insurance, including coverage for claims of product liability, bodily injury or property damage, in an amount not less than $[*] per occurrence and $[*] in the aggregate, Such policy shall be endorsed to include the following: the policies shall provide for thirty (30) days’ notice to the other Party of cancellation or material change in the coverage before such cancellation or change takes effect. Each party shall name the other party as additional insured on the insurance policies required to be maintained under this Article.

ARTICLE 12. Gross Inequities

It is the intent of the parties hereto that they shall mutually benefit from the terms, conditions and provisions of this Agreement, and in the event that either party shall suffer a gross inequity resulting from such terms, conditions or provisions, or from a substantial change in circumstances or conditions, the parties shall negotiate in good faith to resolve or remove such inequity. It is mutually understood and agreed, however, that nothing herein shall be construed to relieve either party of any of its obligations under this Agreement, unless and until such resolution or removal has been agreed to in writing by both parties.

ARTICLE 13. Force Majeure

Failure of JMI or Company to perform its obligations under this Agreement, other than the payment of amounts invoiced, shall not subject JMI or Company to any liability or a breach if such failure is caused or occasioned by an event of force majeure, including but not limited to, an act of God, or the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes, or other labor trouble, failure in whole or in part, of suppliers to deliver on schedule materials, equipment or machinery, to interruption of or delay in transportation, compliance with any order, regulation or request of any government of competent jurisdiction or any officer, department, agency or committee thereof, including requisition or allocation or establishment of priority, or by compliance with a request authorized by such governmental authority of any manufacturer for material to be used by it, or by any

12.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

other event or circumstance of like or different character to the foregoing beyond the reasonable control of the nonperforming party. If either party suffers an event of force majeure, it shall immediately notify the other party and shall use all reasonable efforts to minimize the loss or inconvenience suffered by both parties. Both parties shall cooperate in good faith in order to minimize such loss and inconvenience and to reach an agreement as to how to proceed.

ARTICLE 14. Authorization

Each party represents and warrants to the other that all corporate action on the part of such party necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations hereunder has been taken and persons executing this Agreement have due power and authority to do so.

ARTICLE 15. Other Provisions

a) In connection with the storage, distribution, sale or marketing of the Product or API pursuant to this Agreement, JMI and Company agree to use their best efforts to perform such activities in compliance with all applicable federal, state, and local laws, regulations and ordinances, including, but not limited to, the Act, as amended from time to time, and all rules and regulations promulgated thereunder.

b) Nothing contained in this Agreement and no action taken by any party to this Agreement shall be deemed to constitute such party or any such party’s employees, agents, or representatives to be an employee, agent, or representative of the other party or shall be deemed to create any partnership, joint venture, association, or syndicate among the parties, or shall be deemed to confer on any party any express or implied right, power, or authority to enter into any agreement or commitment, expressed or implied, or to incur any obligation or liability, on behalf of the other party.

c) The parties shall execute any other instruments or perform any other acts that are or may be reasonably necessary to effectuate and carry on the obligations created by this Agreement.

d) This Agreement shall be binding upon and inure to the benefit of the permitted successors of the parties.

e) As to its subject matter, this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement of the parties and supersedes all prior agreements between the parties. This Agreement may not be modified or amended except by an instrument in writing executed by the parties.

f) Failure of either party to exercise any right under this Agreement shall not be deemed to be a waiver thereof.

g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

h) This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding its conflict of law principles.

13.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

i) Any notice or other communication that a party desires to give to another party shall be in writing, and shall be deemed effectively given upon personal delivery, delivery by overnight courier, or upon transmission by telegram, telex, or, with receipt confirmed, telecopy, addressed to the other party at the address show below or at such other address as a party may designate by written notice in accordance with this subparagraph (i).

If to JMI:	Johnson Matthey Inc.
2003 Nolte Drive
West Deptford, NJ 08066
Attention: John Fowler, President
Fax: (856) 384-4582

with a copy to:	Johnson Matthey Inc.
435 Devon Park Drive Suite 600
Wayne, PA 19087
Attention: Robert Talley, President-Corporate & General Counsel
Fax: (610) 971-3022

If to Company:	KemPharm, Inc.
7 Hawkeye Drive, Suite 103
North Liberty, IA 52317
Attention: Travis Mickle, President
Fax: (319) 665-2577

With a copy to:	Simmons Perrin Moyer Bergman PLC
115 3rd St. SE, Suite 1200
Cedar Rapids, IA 52401
Attention: Thomas DeBoom
Fax: (319) 366-1917

j) In the event that any term or provision of this Agreement is invalid or is declared null and void, then both parties shall agree on a substitute for such invalid and void terms with the intent of achieving the economic intent of the parties. The invalidity or voidness of any term or condition shall not affect the validity of any other term or condition contained herein nor the Agreement as a whole unless the provisions are the essence of, or inseparable from the remainder of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Johnson Matthey Inc.		KemPharm, Inc.

By:	/s/ John B. Fowler, IV	By:	/s/ Travis C. Mickle
Its: President		Its: President
Date: May 13, 2010		Date: May 21, 2010

14.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

PROPOSED NDA DEVELOPMENT TIMELINES

[*]

15.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

API SPECIFICATIONS

None

16.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT C

SUBSCRIPTION AGREEMENT

17.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SUBSCRIPTION AGREEMENT

KEMPHARM, INC.

SUBSCRIPTION AGREEMENT

CLASS A COMMON

THE SHARES OF SERIES CLASS A COMMON STOCK OF KEMPHARM, INC. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THESE SHARES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF, AND WILL NOT BE TRANSFERRED OF RECORD, EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE GOVERNING DOCUMENTS (DEFINED BELOW), AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

1. Subscription. Johnson Matthey Inc., a Pennsylvania corporation (the “Subscriber”) hereby agrees to acquire 564,516 shares of Class A Common Stock of KemPharm, Inc., an Iowa corporation (the “Company”), set forth on the signature page hereof (the “Shares”), in accordance with and subject to the terms and conditions set forth in this Subscription Agreement. By execution hereof, the Subscriber acknowledges that the Company is relying upon the accuracy and completeness of the Subscriber’s representations contained herein in complying with its obligations under applicable securities laws.

2. Amount and Timing of Payment. The Shares are being issued hereunder pursuant to that certain Material Supply Agreement effective as of November 2, 2009, by and between Subscriber and the Company as consideration for certain development work performed by Subscriber. Pursuant to said Material Supply Agreement, the Shares are being issued at a per share price of $[*]. No payment or further consideration is due from Subscriber for issuance of the Shares.

3. Adoption of Governing Documents. Subscriber hereby accepts, adopts and agrees to be bound by each and every provision of the Amended and Restated Articles of Incorporation of the Company, including all amendments and restatements of the same as of the date hereof (the “Articles of Incorporation”), and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”). The Articles of Incorporation and the Bylaws are collectively referred to as the “Governing Documents.”

4. Representations, Warranties, Acknowledgements and Agreements of the Company. The Company represents, warrants, acknowledges and agrees that:

(a)	The Company is duly organized, validly existing and in good standing under the laws of the State of Iowa.

(b)	This Subscription Agreement has been duly authorized by all necessary corporate action on behalf of the Company and is a valid and binding agreement on the part of the Company. All corporate action necessary to the authorization, issuance, and delivery of the Shares, including, without limitation, the approval by the holders of a majority in interest of the Company’s preferred stock. Upon issuance pursuant to the terms hereof, the Shares will be fully paid and non-assessable.

(c)	The capitalization of the Company as of the date hereof is set forth on Exhibit A hereto.

A-1.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SUBSCRIPTION AGREEMENT

5. Representations, Warranties, Acknowledgements and Agreements of Subscriber. Subscriber represents, warrants, acknowledges, agrees and understands that:

(a)	The Shares are a speculative investment that involves a significant degree of financial risk. There is no assurance of any economic, income or other benefit from such investment. Subscriber has such knowledge and experience in financial, tax, investment and business matters so as to be capable of evaluating the merits and risks of an investment in the Shares.

(b)	Subscriber is a Pennsylvania corporation validly existing in good standing.

(c)	Subscriber has not been offered the Shares by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(d)	Subscriber has had access prior to the execution of this Subscription Agreement to all information Subscriber considered necessary to enable Subscriber to evaluate the merits and risks of a prospective investment in the Shares. Subscriber has had the opportunity to ask questions of and receive answers from the Company, its officers, or a person or persons acting on its behalf, and to obtain any additional information necessary to verify the accuracy of the information to which Subscriber has had access. All questions raised by Subscriber have been answered to the full satisfaction of Subscriber.

(e)	Subscriber understands that no Federal or state agency has recommended or endorsed the Shares or made any finding or determinations as to the fairness, accuracy or completeness of the provisions of this Subscription Agreement, the Governing Documents, the Shares or the issuance of the Shares.

(f)	The Shares have not been registered under the Securities Act or applicable state securities laws, and are being offered and sold in reliance upon exemptions provided in the Securities Act and rules promulgated thereunder, and applicable state securities laws and regulations (collectively “Applicable Laws”). Subscriber makes the representations and warranties in this Subscription Agreement with the intent that the same may be relied upon by the Company in complying with such exemptions.

(g)	The Company has no obligation or intention to register the Shares, or file the reports or make public the information required by Rule 144 under the Securities Act relating to trading in restricted securities, and that Rule 144 may not otherwise be available to permit such trading. Subscriber understands that the Company has no intention of filing any registration statement under the Applicable Laws that would require the Company to include any portion of the Shares because of the piggy-back rights granted to the Shares.

(h)	Subscriber is acquiring the Shares subscribed for herein for Subscriber’s own account for investment only and without any intention of reselling or distributing such Shares except in accordance with Applicable Laws and Governing Documents.

(i)	Subscriber shall not sell, pledge, hypothecate, donate or otherwise transfer the Shares, whether or not for consideration, except (i) in accordance with Applicable Laws and the Governing Documents and (ii) upon the issuance of a favorable legal opinion rendered by counsel for the Company, or such other evidence as may be satisfactory to the Company, to the effect that any such transfer shall not be in violation of Applicable Laws.

A-2.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SUBSCRIPTION AGREEMENT

Subscriber agrees that should Subscriber desire to sell, pledge, hypothecate, donate or otherwise transfer the Shares subscribed for herein, any attorney’s fees incurred in connection with the opinion of counsel obtained by the Company in connection therewith shall be paid in advance by Subscriber.

(j)	Subscriber will need and is able to bear the economic risk of the investment in the Shares for an indefinite period of time. Subscriber has adequate financial or other means for providing for Subscriber’s current needs and contingencies and has no need for liquidity in this investment. Subscriber will not be readily able to liquidate the investment in the Shares in case of an emergency.

(k)	A notation will be made on the records of the Company regarding restrictions on the transferability of the Shares. The certificates representing the Shares will contain, In addition to any other legends required by the Governing Documents, a legend substantially to the following effect:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED PURSUANT TO AN INVESTMENT REPRESENTATION ON THE PART OF THE REGISTERED HOLDER OF SUCH SECURITIES FOR THE REGISTERED HOLDER’S OWN ACCOUNT FOR INVESTMENT, AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED BY THE REGISTERED HOLDER EXCEPT UPON COMPLIANCE WITH THE ARTICLES OF INCORPORATION AND BYLAWS OF THE COMPANY AND UPON ISSUANCE OF A FAVORABLE OPINION OF COUNSEL FOR THE COMPANY OR SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT TRANSFER OF SUCH SECURITIES WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION THEREUNDER.

(1)	This Subscription Agreement has been duly authorized by all necessary corporate action on behalf of the Subscriber and will be a valid and binding agreement on the part of the Subscriber. All corporate action necessary to the authorization, issuance, and delivery of the Shares will be taken prior to their issuance. Upon issuance, the Shares will be fully paid and non-assessable.

6. Conditions and Contingencies. The Subscriber’s and the Company’s respective obligations hereunder shall be subject to and contingent upon satisfaction of Section 42(b) of the Material Supply Agreement effective as of November 2, 2009 by and between the Subscriber and the Company.

7. Information Rights. For so long as the Subscriber and/or any of its affiliates is a holder of the Shares, the Company shall furnish to the Subscriber (i) within 60 days after the end of its 2nd fiscal quarter, or earlier if available, an unaudited balance sheet of the Company as at the end of such quarter and unaudited statements of income and cash flows of the Company for such two-quarter period, and (ii) within 180 days after the end of each fiscal year, or earlier if available, an audited balance sheet of the Company as at the end of such year and audited statements of income, stockholders’ equity and changes in cash flow of the Company for such year, in each case prepared in accordance with generally accepted accounting principles consistently applied.

A-3.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SUBSCRIPTION AGREEMENT

8. Irrevocability; Binding Effect. The Subscriber acknowledges and agrees that, once accepted by the Company, the subscription hereunder is irrevocable, that the Subscriber is not entitled to cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned hereunder and that this Subscription Agreement and such other agreements shall survive the death or disability of the Subscriber and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and assigns. If the undersigned is more than one person, the obligations of the undersigned hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his or her heirs, executors, administrators, successors, legal representatives, and assigns.

9. Modifications; Assignability. Neither this Subscription Agreement nor any provision hereof shall be waived, modified, discharged or terminated except by an instrument in writing signed by both the Subscriber and the Company. This Subscription Agreement is not assignable by the Subscriber without the written consent of the Company.

10. Counterparts. This Subscription Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties.

11. Entire Agreement. This Subscription Agreement contains the entire agreement of the parties with respect to the subject matter hereof and there are no representations, covenants or other agreements except as stated or referred to herein.

12. Severability. The invalidity, illegality or unenforceability of any provision of this Subscription Agreement shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall continue to be valid and enforceable. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable as written, but valid, legal and enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be valid, legal and enforceable and it shall be enforced to that extent.

13. Governing Law. This Subscription Agreement shall be construed in accordance with and governed by the laws of the State of Iowa.

[SIGNATURE PAGE FOLLOWS]

A-4.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SUBSCRIPTION AGREEMENT

SIGNATURE PAGE

SIGNATURE OF SUBSCRIBER

Johnson Matthey Inc.

/s/ John B. Fowler, IV

By (print name):	John B. Fowler, IV

Its:	President

Date:	May 13th 2010

Employer Identification Number:	23-0411710

(Also include Social Security Numbers if a Trust or Partnership)

Business (Residence) Address:	435 Devon Park Drive, Suite 600, Wayne, PA 19087-1998

Mailing Address (if different from above):	Same

Business: Tel. No. (610) 971.3000; Facsimile No. (610) 971-3022

ACCEPTANCE:

KemPharm, Inc. hereby executes this Agreement as of the date set forth below.

/s/ Travis C. Mickle

By:	Travis C. Mickle

Its:	President, CSO

Date:	May 17, 2010

A-5.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT D

CONFIDENTIALITY AGREEMENT

19

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MUTUAL NONDISCLOSURE AND

CONFIDENTIALITY AGREEMENT

This Mutual Nondisclosure and Confidentiality Agreement (“Agreement”) is entered into on the 26th day of November, 2008, by and between Kempharm, INC with principal place of business at 7 Hawkeye Drive Suite 103 North Liberty, Iowa 52317 and Johnson Matthey Inc., with a place of business at 2003 Nolte Drive West Deptford, NJ 08066.

WHEREAS, one party (“Disclosing Party”) possesses certain confidential proprietary information and in connection with the pursuit, evaluation and/or feasibility of a business relationship, and/or the consummation of a transaction between the parties (collectively, the “Business Purposes”), Disclosing Party’s confidential proprietary information has and will become available or disclosed to the other party (“Receiving Party”); and

WHEREAS, Disclosing Party desires to prevent the unauthorized use and disclosure of its confidential proprietary information;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. CONFIDENTIAL INFORMATION. Confidential Information shall mean information identified on all strategic and development plans, financial information, business plans, co-developer identities, business relationships, data, business records, customer lists, project records, market reports, employee lists, business manuals, policies, procedures, information relating to processes and techniques, technology, research, development, trade secrets, know-how, discoveries, ideas, concepts, specifications, equipment, systems, diagrams, inventions, technical and statistical data, designs, drawings, models, flow charts, manufacture, purchasing, accounting, engineering, products, marketing, merchandising, pricing, selling, distribution, invention disclosures, patents, patent applications, chemical and molecular structures, synthetic pathways, biological data, safety data, clinical data, developmental data, development route, manufacturing processes, synthetic techniques, analytical data, and any and all other information which may be disclosed, whether or not in writing, marked as “Confidential” or “Proprietary” by the Disclosing Party or to which the Receiving Party may be provided access to by Disclosing Party in accordance with this Agreement, or which is generated or learned as a result of or in connection with the Business Purposes, and is not generally available to the public.

2. NON-DISCLOSURE OBLIGATIONS. Receiving Party acknowledges that Confidential Information will be disclosed to it by Disclosing Party and that such Confidential Information, and any information related thereto disclosed before, during, or after the Business Purposes, is confidential, proprietary, substantial and valuable to Disclosing Party, and that the unlawful use or disclosure of such Confidential Information will cause irreparable damage and financial loss to Disclosing Party. Receiving Party promises and agrees to receive and use reasonable efforts to hold Confidential Information in confidence. Without limiting the generality of the foregoing, Receiving Party further promises and agrees: (a) to protect and safeguard the Confidential Information against unauthorized use, publication or disclosure; (b) not to use any of the Confidential Information except for the Business Purposes; (c) not to, directly or indirectly, in any way, reveal, report, publish, disclose, transfer or otherwise use any of the Confidential Information except as specifically authorized in writing by Disclosing Party in accordance with this Agreement or the Business Purposes; (d) not to use any Confidential Information to unfairly compete or obtain an unfair advantage vis-a-vis Disclosing Party in any commercial activity which may be comparable to the commercial activity contemplated by the parties in connection with the Business Purposes; (e) to restrict access to the Confidential Information to those who clearly need such access to carry out the Business Purposes after an agreement is signed signifying their assent to comply with the provisions of this Agreement; (f) to advise each of the persons to whom it provides access to any of the Confidential Information that such persons are strictly prohibited from making any use, publishing or otherwise disclosing to others, or permitting others to use for their benefit or to the detriment of Disclosing Party, any of the Confidential Information, and upon request of Disclosing Party, to provide Disclosing Party with a copy of written agreement to that effect signed by such persons; and (g) to comply with any other reasonable security measures requested in writing by Disclosing Party.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3. EXCEPTIONS. Confidentiality obligations hereunder shall not apply to any Confidential Information which: (a) is or later becomes generally available to the public without breach of any express or implied obligation of confidentiality by the Receiving Party; (b) written evidence shows Confidential Information is in the possession of Receiving Party with the full right to disclose prior to its receipt from Disclosing Party; (c) is later acquired by the Receiving Party from a third party without any restriction on disclosure or breach of an express or implied obligation of confidentiality; (d) Receiving Party can document in writing that Receiving Party independently created such information without reference or use of Confidential Information; or (e) is ordered to be disclosed pursuant to a court order or governmental agency order which has competent jurisdiction over the parties; provided, however, that Disclosing Party is first given notice and a reasonable opportunity to object to such disclosure or seek a protective order.

4. RETURN OF CONFIDENTIAL INFORMATION. Receiving Party agrees, upon termination of the Business Purposes or upon the written request of Disclosing Party, whichever is earlier, to promptly deliver to Disclosing Party all originals, copies, records, notes, memoranda or similar repositories of information and any other written, printed, or tangible materials in the possession of Receiving Party, embodying, pertaining to or referencing the Confidential Information and to destroy and make permanently irretrievable any and all electronic, optical or digital copies, including back-up and archive copies, in the possession of Receiving Party, embodying, pertaining to or referencing the Confidential Information, with the exception that the Receiving Party can retain one copy of all Confidential Information for legal purposes, and to have an officer of Receiving Party certify in writing that Receiving Party has complied with this Section 4.

5. NO RIGHT TO CONFIDENTIAL INFORMATION. Receiving Party hereby agrees and acknowledges that no license, either express or implied, is herein granted to the Receiving Party by Disclosing Party to use any of the Confidential Information except as authorized hereunder. Receiving Party further agrees that all copyrightable works and designs, relating to methods, compositions, or products of Disclosing Party directly or indirectly resulting from or relating to the Confidential Information or Business Purposes and the right to market, use, license and franchise Confidential Information or the ideas, concepts, methods or practices embodied therein shall be the exclusive property of Disclosing Party, and Receiving Party has no right or title thereto and hereby assigns its entire right, title and interest in, to and under the foregoing to Disclosing Party.

6. REMEDIES. Receiving Party understands and acknowledges that the actual or threatened disclosure or misappropriation, of any of the Confidential Information in violation of this Agreement may cause Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and, therefore, agrees that Disclosing Party shall have the right to apply to a court of competent jurisdiction for an order restraining any such further disclosure or misappropriation and for other such relief as Disclosing Party may deem appropriate. Such right of Disclosing Party shall be in addition to remedies otherwise available to the Disclosing Party at law or in equity, including reasonable attorneys’ fees incurred in enforcing the provisions of this Agreement.

7. OBLIGATION TO NEGOTIATE. Nothing in this Agreement requires either party to enter into any other agreement, and unless and until a complete and definitive agreement is negotiated, agreed, executed and delivered by the parties, neither party will be under any legal obligation of any kind whatsoever with respect to the Business Purposes being explored by the parties, except for the matters specifically agreed to in this Agreement.

8. TERM AND TERMINATION. This Agreement shall commence on the date first written above. Receiving Party’s right to use the Confidential Information in connection with the Business Purposes shall continue in effect until the 26th day of November, 2011, or until Disclosing Party provides Receiving Party with written notice of termination of such right, whichever is earlier. Notwithstanding the foregoing, Receiving Party’s obligation with respect to the Confidential Information hereunder shall continue in full force and effect for [*] years from the date of last disclosure or termination of this Agreement, which ever is later.

10. GENERAL PROVISIONS:

10.1 Successors and Assigns. Receiving Party shall have no right to assign its rights under this Agreement, whether expressly or by merger, acquisition or by operation of law, without the written consent of Disclosing Party. This Agreement and Receiving Party’s obligations hereunder shall be binding on representatives, permitted assigns, and successors of Receiving Party and shall inure to the benefit of the representatives, assigns and successors of Disclosing Party.

Initials: JBF	A-2.

10.2 Governing Law. This Agreement shall be construed and enforced in accordance with the procedural and substantive laws of the State of New York, without regard to its conflicts of laws provisions.

10.3 Severability, Reform and Waiver. If any provision of this Agreement is determined to be void, invalid or unenforceable, the remainder shall be unaffected and shall be enforceable as if the void, invalid or unenforceable part was not a provision of the Agreement. No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

10.4 Notice. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party as listed above or at such other address as may hereafter be furnished in writing by either party to the other party. Such notice will be deemed to have been given as of the date it is hand delivered, emailed, faxed or three (3) day after deposit in the U.S. Mails.

10.5 Entire Agreement. This Agreement supersedes and replaces all former agreements or understandings, oral or written, between the parties regarding the subject matter hereof. This Agreement may not be modified except by a writing signed both by parties.

10.6 Effect of Headings. Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together shall constitute one and the same agreement. Facsimile signatures shall be considered original signatures.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date written above.

KEMPHARM, INC.	Johnson Matthey, Inc.

/s/ Travis Mickle 12/16/08	/s/ John B. Fowler, IV 12/18/08
Travis Mickle, President, CEO Date	Travis Mickle, President, CEO Date

John B. Fowler, IV
Print Name and Title

Initials: JBF	A-3.